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Exhibit 10.34

AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        This AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Amendment") is entered into as of this 24th day of March, 2003, by and between Marty Albertson ("Executive") and GUITAR CENTER, INC. a Delaware corporation (the "Company").

        Executive and the Company wish to amend that certain Amended and Restated Employment Agreement entered into between the two parties as of June 6, 2001 (the "Prior Agreement") to revise the bonus provisions therein.

        In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. The Prior Agreement is amended by amending Section 3(b) in its entirety to read as follows:

        (b) In addition to the Base Salary, for each fiscal year ending during the Employment Period, Executive shall be eligible to participate in and receive incentive compensation payments (the "Annual Bonus") pursuant to the terms of the Employer's Senior Executive Performance Bonus Plan (the "Performance Bonus Plan") upon attainment of the performance goals specified thereunder by the Compensation Committee of the Board. Upon full achievement of the performance goals, the Annual Bonus will be equal to 100% of Executive's then-current Base Salary, but for less than full achievement of the performance goals, the Annual Bonus shall be a lesser amount in accordance with a specific formula determined by the Compensation Committee. In addition, to the extent the performance goals are exceeded, the Annual Bonus shall exceed 100% of the Executive's then-current Base Salary in accordance with a specific formula determined by the Compensation Committee. In no event, however, shall the Annual Bonus for any fiscal year exceed 200% of the Executive's Base Salary payable with respect to such fiscal year. The Annual Bonus shall be paid to Executive in a lump sum promptly following the end of the fiscal year with respect to which it is payable. Notwithstanding the foregoing, Company and Executive understand and agree that the Annual Bonuses are intended to constitute "qualified performance-based compensation" satisfying the requirements of Treasury Regulations Sections 1.162-27(e)(2) through (e)(5), and that the material terms of the performance criteria under which amounts are to be paid pursuant to the Performance Bonus Plan, and the payment of any amounts under the Performance Bonus Plan, shall be subject to approval by the shareholders of the Company.

        2. Except as expressly provided for in this Amendment, no other term or provision of the Prior Agreement is amended or modified in any respect.

(Signature Page Follows)

        In witness whereof, the parties have executed this Agreement on the day and year first above written.

GUITAR CENTER, INC.

By:	/s/ BRUCE ROSS

Name:	Bruce Ross

Title:	Chief Financial Officer
EXECUTIVE

/s/ MARTY ALBERTSON Marty Albertson

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AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT